Exhibit 3.271

CERTIFICATE OF INCORPORATION

OF

SHERIDAN CHILDREN’S HEALTH CARE SERVICES OF NEW JERSEY, P.C.

The undersigned, of the age of 18 years or over for the purpose of forming a professional corporation for pecuniary profit pursuant to the provisions of the Professional Service Corporation Act of the State of New Jersey, N.J.S.A. 14A:17-2 through 18, inclusive, does hereby execute the following Certificate of Incorporation.

ARTICLE I – NAME

The name of the corporation is SHERIDAN CHILDREN’S HEALTHCARE SERVICES OF NEW JERSEY, P.C. (the “Corporation”).

ARTICLE II – PURPOSE

The sole and specific purpose for which the corporation is organized and incorporated is to engage in the business of providing professional health care Services including medical services to the public within the State of New Jersey that Doctors of Medicine and other health professionals duly licensed under the laws of the State of New Jersey are authorized to render, but the Corporation shall not render such professional services except through its officers, employees and agents who are duly licensed or otherwise legally authorized to render such professional services within the State of New Jersey.

ARTICLE III – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to New Jersey law.

ARTICLE IV – REGISTERED OFFICE

AND REGISTERED AGENT

The address of the Corporation’s initial registered office is 820 Bear Tavern Road, Third Floor, West Trenton, New Jersey 08628 and the name of the Corporation’s initial registered agent at such address is The Corporation Trust Company.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock with One Cent ($0.01) par value.

ARTICLE VI – INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial Board of Directors shall be one (1); and the name and address of the director who is a Doctor of Medicine duly licensed under the laws of the State of New Jersey is as follows:

Gilbert L. Drozdow, M.D.

c/o Stern & Kilcullen, L.L.C.

75 Livingston Avenue

Roseland, New Jersey 07068

ARTICLE VII – INCORPORATOR

The name and address of the Sole Incorporator who is a Doctor of Medicine duly licensed under the laws of the State of New Jersey is:

Gilbert L. Drozdow, M.D.

c/o Stern & Kilcullen, L.L.C.

75 Livingston Avenue

Roseland, New Jersey 07068

ARTICLE VIII – LIABIALITY AND INDEMNIFCATION

The Corporation shall limit the personal liability of its directors and officers to the greatest extent possible permitted under the Professional Service Corporation Act of New Jersey, N.J.S.A. 14A:17-8. Further, all corporate officers, directors, employees and agents shall be indemnified to the full extent permitted by law. Such indemnification may be funded through insurance or otherwise as authorized by under the Business Corporation Act of New Jersey, N.J.S.A. 14A:3-5.

ARTICLE IX – OTHER PROVISIONS

The Corporation shall have all of the powers and privileges, and shall be subject to all of the limitations and restrictions, now or hereafter granted to or imposed on Corporations organized for the purpose of rendering the professional services hereinabove designated by the Professional Service Corporation Act of the State of New Jersey, and other applicable laws of the State of New Jersey.

Subject to any provisions adopted and included in the Bylaws of the Corporation by the Board of Directors or the shareholders of the Corporation or in an agreement among the shareholders of the Corporation, the estate of a deceased shareholder may continue to hold stock of the Corporation for a reasonable period of administration of the estate, but shall not be authorized to participate in any decisions concerning the rendering of professional services.

No shareholder of the Corporation may sell or transfer his shares in the Corporation except to the Corporation or to another individual who is a Doctor of Medicine duly licensed under the laws of the State of New Jersey, and such sale or transfer may be made only after the same shall have been approved as provided in the Bylaws of the Corporation or in an agreement among the shareholders. The Board of Directors or the shareholders of the Corporation shall have the power to adopt and include in the Bylaws of the Corporation or in an agreement among the shareholders additional restraints on the alienation of the shares of stock of the Corporation.

The Board of Directors or the shareholders of the Corporation shall have the power to adopt and include in the Bylaws of the Corporation or in an agreement among the shareholders provisions providing for the purchase or redemption by the Corporation of its shares of stock; provided, however, that such provisions dealing with the purchase or redemption by the Corporation of its shares may not be invoked at a time or in a manner that would impair the capital of the Corporation.

IN WITNESS WHEREOF, the undersigned, the Sole Incorporator of the Corporation, has hereunto signed this Certificate of Incorporation on the 30th day of April, 2010.

/s/ Gilbert Drozdow
Gilbert Drozdow, M.D., Sole Incorporator